STOCK PURCHASE AGREEMENT

         This Agreement made as of this 7th date of November, 1983 by and between MAS, Inc, .(herein called "Seller"), and .Harold Elkan, and Andrew Bradley, Inc., a corporation in formation to be 100% owned by Harold Elkan (herein called "Buyer").

         WITNESSETH: Seller owns and desires to sell to Buyer certain shares of the common stock of Sports Arenas, Inc., (herein called "Sports") and Buyer is willing to purchase said certain shares of the common stock of Sports on the terms and conditions herein provided. Accordingly, Seller and Buyer do covenant, represent, warrant and agree as follows:

         1. SALE OF SHARES

     Upon the terms and subject to the conditions set forth in this agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller 21,808,267 shares of common stock of Sports, subject to adjustments herein described.

     2. PURCHASE PRICE

     The purchase price to be paid by Buyer for said shares of common stock of Sports shall be SIX MILLION (S6,000,000.00 ) DOLLARS, or 50% of any and all dividends including without limitation liquidation dividends declared and paid by Sports on the certain shares of stock of Sports subject to the purchase and sale described herein, whichever is greater, and subject to adjustments herein described. The purchase price will be deemed to include interest:

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     3. PAYMENT

     3.1 Purchase Price. The purchase price payable hereunder shall be paid by Buyer to Seller as follows:

Buyer may pay all or any part of $6,000,000 at any time prior to November 7, 2003; but Buyer shall pay 50% of any and all dividends including without limitation liquidation dividends declared and paid by Sports on the certain shares of stock of Sports from the date hereof until November 7, 2003 subject to the purchase and sale described herein. Buyer shall deliver or cause to be delivered all of the issued and outstanding shares, common, preferred or otherwise of Andrew Bradley, Inc. to secure Buyer's obligation hereunder.

     3.2. Adjusted Shares. In the event that Seller is unable to deliver 21,808,267 shares of common stock of Sports free and clear of all encumbrances, Buyer shall accept such shares of said common stock of Sports as Seller is able to deliver free and clear of all encumbrances (herein called "adjusted shares") provided however, that the adjustment contemplated herein shall not exceed 2,000,000 shares of said common stock of Sports; and provided, further, that Seller shall deliver said adjusted shares as soon as is reasonably practicable after release of such adjusted shares from encumbrance; and provided, further, that Buyer shall have a junior security interest in such adjusted shares. 3.3. Adjusted purchase price. The purchase price described in this Section 3 may be adjusted as follows:

          (a) in the event that Buyer pays $3,500,000 to Seller within two years of the execution hereof, the purchase price of $6,000,000 shall be discounted by $2,500,000 and shall be deemed fully paid.

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          (b) in the event that Buyer does not pay  $3,500,000  within two years of the execution hereof, but does pay $4.,000,000 to Seller within three years of the execution hereof, the purchase price of $6,000,000 shall be discounted by $2,000,000 and shall be deemed fully paid; and

          (c) in the event that Seller does not pay $3,500,000 within two years of the execution hereof, or $4,000,000 within three years of the execution hereof, but does pay $4,500,000 within four years of the execution hereof, the purchase price of $6,000,000 shall be discounted by $1,500,000, and shall be deemed fully paid.

     The parties intend that these adjustments to purchase price shall not obligate Buyer to the terms thereof, but that said adjustments shall be an incentive to Buyer to liquidate Buyer's obligations as soon as practicable.

     3.4. Release. Upon each payment by Buyer of $1,000,000, whether in lump sum or in the aggregate, pursuant to the agreement, Seller shall release one sixth (1/6) of the security to be delivered by Buyer hereunder within thirty (30) days of such payment. In the event that Buyer does not qualify for the benefits of adjusted purchase price of Section 3.3 hereof, but it is able to obtain release of all security securing Seller's obligations hereunder, Seller shall continue to pay dividends as provided in this purchase and sale.

     3.5. Default. The failure by Buyer to make any payment due to Seller pursuant to this Section 3 within 30 days of declaration and payment of dividends by Sports, on or before November 7, 2003, or the failure by Buyer to deliver security to Seller in accordance with this Section 3, shall constitute a default by Buyer, and upon such default (whether by reason of the nonpayment of money or the nondelivery of security), Seller shall have the right, at its election and without notice, to demand payment for any and all sums due and unpaid up to the sum of $6,000,000. The obligation of Buyer in respect of its undelivered security shall be evidenced solely by-this contract.

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     4.  REPRESENTATIONS  AND WARRANTIES OF SELLER Seller represents;  warrants;
and agrees as follows:

     4.1. Corporate.

          (a) Seller is the owner of the shares of common stock to be sold under this agreement, free and clear of all encumbrances, except as described herein, with complete and unrestricted power to sell and deliver the same;

          (b) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation.

          (c) Seller has the power to own its property and carry on its business as and where such are now conducted.

     4.2. Seller makes no representation or warranty, express or implied regarding the financial condition; commitments, contractual or otherwise, litigation or adverse facts affecting; or insurance coverage of or on behalf of; or inventory held or controlled by; or patents and trademarks relating to; or disclosures made by Sports. Seller has provided Buyer with copies of Sports' Form 10-K for the years 1981, 1982, 1983; however, provision by Seller of such documents shall not constitute a representation or warranty by Seller to Buyer or any other person or entity which may claim rights hereunder.

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     4.3. Seller shall not institute,  bring or commence any action at law or in equity against Harold Elkan for any damages that Seller may sustain from and on account of any default hereunder, except as may be sustained by reason of nondelivery of security; provided, however, that Seller does not waive any rights against Andrew Bradley, Inc., and specifically preserves all rights against Andrew Bradley, Inc.

     5. REPRESENTATIONS AND WARRANTIES BY BUYER

     Buyer represents and warrants as follows:

     5.1. Corporate. Buyer shall be a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

     5.2. Buyer has received and reviewed copies of Sports' Form 10-K for the years 1981, 1982 and 1983; and is satisfied as to the accuracy of disclosures made therein.

     5.3. Authorization for Agreement. The execution and performance of this agreement shall have been authorized by the board of directors of Buyer.

     5.4. Validity of Security. The security to be delivered to Seller by Buyer shall have been duly authorized and valid.

     5.5. Andrew Bradley, Inc. shall not change, modify or amend its articles of incorporation, by-laws, corporate or stock structure at an time during the term hereof without the prior written consent of the Seller

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     5.6.  Buyer shall use its best  efforts to expand the business and maximize the profits of Sports.

     6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Each and every obligation of Buyer to be performed shall be subject to the satisfaction of the following conditions:

     6.1. Representations and Warranties True Date. The representations and warranties made by Seller in this agreement shall be substantially accurate in all material respects on and as of the date of delivery.

      6.2. Compliance with Agreement. Seller shall have performed and complied with all obligations under this agreement which are to be performed or complied with prior to or on the date of delivery.

     7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Each and every obligation of Seller to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

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     7.1  Representations  and  Warranties  True.  Buyer's  representations  and warranties contained in this agreement shall be true at and as of the date of delivery.

     7.2. Compliance with Agreement. Buyer shall have performed and complied with its obligations under this agreement which are to be performed with its obligations under this agreement which are to be performed or complied with by it prior to or on the date of delivery.

  8. DATE OF DELIVERY

The sales and purchases provided for in this agreement, shall take place as soon as is reasonably practicable after the execution hereof, but not later. than seven days after the execution hereof at a time and place as Buyer and Seller may mutually agree.

     8.1. Deliveries by Seller at Date of Delivery. On the date of delivery Seller shall deliver to Buyer:

          (a) Certificates for the shares of common stock of Sports to be sold by Seller hereunder, properly endorsed by Seller with all requisite stock transfer stamps attached thereto and accompanied by such powers of attorney and other documents as may be necessary or convenient to permit Buyer to effect the transfer of the shares to be purchased hereunder.

          (b) A certificate executed by Seller and certifying in such detail as Buyer may specify that the conditions set forth in Section 6 have been fulfilled.

     8.2. Deliveries by Buyer at the Date of Delivery. On the date of delivery Buyer shall deliver to Seller:

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          (a) Certified  copies of the  resolutions of the board of the board of directors of Buyer authorizing the execution and performance of this agreement and authorizing or ratifying the acts of Buyer's officers and employees in carrying out the terms and provisions hereof.

          (b) Buyer's security in accordance with the provisions of Section 3 of this Agreement.

     9. PAYMENT OF LEGAL AND AUDIT FEES

Each party hereto shall bear his, her or its legal and auditing expenses.

     10. SURVIVAL AND EFFECT OF WARRANTIES, REPRESENTATIONS AND COVENANTS.

All statements contained in any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this agreement and the transactions contemplated hereby shall be deemed representations and warranties by the, respective parties hereunder and shall survive for one (1) year following the date of delivery.

     11. DELIVERY OF ADDITIONAL DOCUMENTS

 Following the closing, Seller will from time to time, upon reasonably request of Buyer, execute, acknowledge and deliver in proper form any instruments, and do such further acts as may be necessary or desirable for perfecting in Buyer title to the common stock of Sports to be sold and purchased pursuant to this agreement.

     12. ORAL MODIFICATION AND TERMINATION

This agreement may not be modified or terminated orally.

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     13. ASSIGNMENT

This agreement or any right hereunder shall not be assigned by Seller or by Buyer.

     14. AMENDMENT AND MODIFICATION

This agreement may be amended, modified and supplemented in such manner as may be agreed upon in writing by Seller and Buyer pursuant to authorization of their respective boards of directors.

     15. TERMINATION AND ABANDONMENT

This agreement may be terminated and the sale and purchase provided for by this agreement may be abandoned without liability on the part of either party to the other, but not later than the date of delivery.

          (a) By mutual consent of Buyer and Seller;

          (b) By Buyer if any of the conditions provided for in Section 6 of the agreement have not been met and have not been waived by Buyer in writing;

          (c) By Seller if any conditions of Section 7 of this agreement have not been met and have not been waived in writing by Seller.

In the event of termination and abandonment by either party as above provided in this section 15, written notice shall forthwith be given to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this agreement and the transactions contemplated hereunder.

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In the event that this agreement is terminated  pursuant to subparagraphs (a) or
(b) of this Section 15, neither party hereto shall have any other or further rights or claims against the other.

     17. NOTICES

All notices requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

     (a) If to the Seller (1) to MAS, Inc., 408 Olive St., St. Louis, MO 63102 (address), and (2) to Seller at such address as Seller shall furnish to Buyer in writing; or

     (b) If to Buyer, to Andrew Bradley, Inc., 211 S. Central Ave, #102, St. Louis, MO (address) attention of secretary, or to such other person and place as Buyer shall furnish to sellers in writing.

     18. FEES

Seller and Buyer represent and warrant to each other that the negotiations relative to this agreement and the transactions contemplated hereby have been carried on by each directly with the other and in such manner as not to give rise to any valid claims against Seller or any of the parties hereto for a brokerage commission or finder's fee.

     19. SALES TAX

It is agreed that any tax imposed upon the sale and transfer of the shares to be sold hereunder shall be borne by Buyer.

     20. ENTIRE AGREEMENT

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are not agreements, representations or warranties between the parties other than those set forth or provided for herein.

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     21. COUNTERPARTS

This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. HEADINGS

The headings in the sections of this agreement are inserted for convenience only and shall not constitute a part hereof.

     23. INVESTMENT REPRESENTATION

Buyer hereby represents and warrants that that the shares of Sports to be received by it pursuant to the terms of this agreement will be acquired for investment and not with a view to the distribution thereof. Buyer shall give a written representation to that effect prior to each delivery of shares of Sports to them hereunder. To implement the foregoing, the following legend shall be placed on all certificates of Sports common stock delivered hereunder:

          "The shares of common stock of Sports Arenas, Inc., represented by this certificate have not been registered with the Securities and Exchange Commission and are therefore subject to an agreement prohibiting their transfer, a copy of which is on file at the office of the Secretary of Sports, P.O. Box 2417, Chula Vista, CA 92010."

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

         MAS, INC.
         Seller:
                  /S/ MORRIS A. SHENKER
                    -----------------------------------
                  Morris A. Shenker, President

         Buyer:

                 /s/ HAROLD S. ELKAN
                 ---------------------------------

                     ANDREW BRADLEY, INC. A CORPORATION IN
                        FORMATION BY HAROLD S. ELKAN

                                    By: /S/ HAROLD S. ELKAN
                                            --------------------------------
                                            Harold S. Elkan, President